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                                       ORIGINAL

                       REAL ESTATE PURCHASE AND SALE AGREEMENT

     This agreement (the "Agreement") is entered into as of the Effective Date, as set forth in Section 21 of this Agreement, by and between JP NORTHGLENN LLC, a Colorado limited liability company ("Seller") and EAGLE HARDWARE & GARDEN, INC., a Washington corporation, or assigns ("Buyer") for purchase and sale of certain real property situate in Adams County, Colorado, consisting of approximately 10.68 acres in the Marketplace at Northglenn shopping center located in the northeast quadrant of the intersection of 104th Avenue and Melody Drive in the City of Northglenn, Colorado, together with any improvements thereon and all rights appurtenant thereto (the "Property"). The Property is shown on Buyer's site plan dated 13 May, 1998 and numbered X337 (the "Site Plan") and attached hereto as Exhibit A1. A plan of the entire shopping center is attached hereto as Exhibit A2. The exact legal description of the Property shall be attached to this Agreement as Exhibit B and made a part hereof upon completion of the survey described below.

     Seller agrees to sell, and Buyer agrees to buy, the Property upon and subject to the terms and conditions set forth below:

     1. PURCHASE PRICE; PAYMENT. The total purchase price for the Property shall be seven dollars and twenty cents ($7.20) per square foot of land. It is estimated that the Property contains approximately 465,221 square feet and that the purchase price will be three million three hundred forty-nine thousand five hundred ninety-one dollars ($3,349,591.00). The area of the Property and the total purchase price shall be determined by the new ALTA/ACSM survey described below. The purchase price shall be adjusted to the final certified square footage, which amount, including the Deposit and interest accrued thereon, shall be paid in cash upon closing.

     2. EARNEST MONEY DEPOSIT. Within ten (10) business days after the Effective Date, Buyer will deposit earnest money of fifty thousand dollars ($50,000) (the "Deposit") with Empire Title & Escrow Corporation as agent for First American Title Insurance Company (the "Closing Agent"). The Closing Agent shall place the Deposit in an interest-bearing account with interest to accrue to Buyer's benefit. The Deposit shall be applied against and credited to the purchase price. If this transaction does not close for any reason other than default by Buyer under this Agreement, the Deposit, and all interest accrued thereon, shall be returned to Buyer. In the event of Buyer's default under this Agreement, Seller shall have as its sole remedy the right to terminate this Agreement and retain the Deposit, together with accrued interest thereon, as liquidated damages.

     3. CONTINGENCIES. Buyer's obligation to purchase the Property is subject to Buyer's satisfaction or waiver, in writing, of the following conditions precedent, in Buyer's sole and absolute discretion, on or before expiration of the applicable time periods described below:

          3.1 PRELIMINARY TITLE INSURANCE COMMITMENT. Buyer's approval of title and exceptions thereto. Within fifteen (15) days after the Effective Date, Seller shall provide Buyer with a current preliminary commitment for owner's title insurance with extended coverage (ALTA Form 1970-B, as revised in 1984 or if unavailable, Form B-1987) issued by the Closing Agent, with copies of all documents listed as exceptions set forth therein.

          3.2  ALTA/ACSM SURVEY. Buyer's approval of a survey. Within twenty
(20) days after the Effective Date, Seller shall provide Buyer with a new ALTA/ACSM survey with land area certification of the Property.


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          3.3  TITLE AND SURVEY APPROVAL PERIODS. Buyer shall have fifteen (15)
days from the later receipt of either the preliminary commitment or the final completed survey (and any amendments, supplements and revisions to either in which new or revised exceptions or items first appear) to notify Seller of its disapproval or conditional approval of any exceptions shown in the preliminary commitment or any items on the survey. If, within twenty (20) days after the receipt of such notice Seller has not removed or given reasonable written assurances to Buyer that such disapproved or conditionally approved exceptions or items will be removed on or before closing, Buyer may, at its option, at any time prior to such removal or receipt of such reasonable written assurances, terminate this Agreement by giving a ten (10) day notice of such termination or waiver to Seller. If, at any time, Seller gives written notice to Buyer that it cannot or will not remove any title condition to which Buyer has given notice of objection, Buyer shall have ten (10) days either to terminate this Agreement or waive its objection. On any such termination Closing Agent shall refund the Deposit and all interest accrued thereon to Buyer and all rights and obligations of Seller and Buyer under this Agreement shall terminate and be of no further force or effect.

          3.4 SITE SUITABILITY. Buyer's determination that the Property is feasible in all respects for Buyer's intended use, including but not limited to, the following: determining that Buyer's selected building configuration plan can be satisfactorily adapted to the site; that Buyer's proposed parking plan, on site vehicle and pedestrian circulation plan and street access plan for the Property all meet or exceed Buyer's minimum criteria; that the applicable local governmental requirements for landscaping, open area, building to land ratio, set-backs and parking can be satisfied within Buyer's plans as shown on Exhibit A; and that all utilities are available of adequate capacity to serve Buyer's needs.

          3.5 STUDIES. Satisfactory results of all soils, engineering, environmental, topography, hazardous waste, geotechnical, hydrology, wetlands and other studies or tests that may be deemed necessary by Buyer and/or required by any governmental agency in connection with the Property and Buyer's planned development and use of the Property. All such studies and tests shall be acquired at Buyer's expense. Within ten (10) days from the Effective Date of this Agreement, Seller will deliver to Buyer all information contained in Seller's files or available to Seller with respect to the Property and, more specifically, any material, data, filings, applications, P.U.D. information, wetlands mitigations, topographic surveys, soils tests, environmental assessments, environmental remediation and other information or data with respect to the Property that will assist Buyer in its determination of the suitability of the Property for an Eagle Hardware & Garden home improvement center.

          3.6 ENVIRONMENTAL MITIGATION. Seller shall not later than the end of the Contingency Period described below, as extended, provide Buyer with copies of all certifications and any other applicable documentation; i.e., "No Further Action" letters, test results, etc. that are currently available from all applicable local, state and federal agencies pertaining to (but not limited to) the removal of all underground storage tanks, pipelines, all contaminated soils and any other toxic or contaminated materials, hazardous wastes and other related items governed by federal and state environmental protection agency enforced laws, regulations, statutes, ordinances and requirements. If it is discovered during Buyer's construction that any previously unaddressed environmental clean-up or remediation is required, the costs of such clean-up or mitigation shall be the responsibility of Seller and/or (if applicable) Seller's predecessor in interest through Seller. This condition for Seller's responsibility of additional environmental clean-up or mitigation costs during Buyer's construction shall survive the closing.


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          3.7  APPROVALS AND PERMITS. Issuance of any and/or all required and/or applicable governmental approvals (city and/or county) including but not limited to the following: (i) PUD and/or replat, parcel consolidation and lot line adjustment of the Property; (ii) subdivision approvals and/or rezoning approvals; (iii) Colorado Department of Transportation highway access and traffic signal approvals; (iv) City and/or County approvals, i.e.; building permits, use permits, sign permits, design review approvals, site plan approvals and parking variances; (v) any other applicable approvals, declarations and determinations of any kind from any and all governmental agencies having jurisdiction over the Property necessary for Buyer to develop and construct its store building, garden yard, greenhouse and any other improvements that Buyer deems necessary in its sole determination to conduct its selected business operations on the Property and the affected areas of the shopping center all as shown on Exhibits A and A1. The timing, conditions and cost of the permits and approvals (including any mitigation fees) must be acceptable to Buyer.

          3.8 TIME PERIODS. Buyer shall have sixty (60) days from the Effective Date (the "Feasibility Period") to satisfy or waive the contingencies set forth in Sections 3.4 and 3.5. Buyer shall have one hundred twenty (120) days (the "Contingency Period") from the end of the Feasibility Period to waive the contingencies set forth in Sections 3.6 and 3.7. If Buyer does not satisfy or waive the contingencies in writing to Seller on or before the expiration of the applicable time periods, the Deposit, with interest, shall be refunded to Buyer and this Agreement shall terminate.

          3.9 EXTENSION PERIODS. If Buyer has satisfied or waived the contingencies set forth in Sections 3.4 and 3.5 and is diligently pursuing the applicable required approvals and permits set forth in Sections 3.6 and 3.7, Buyer shall be allowed two (2) separate thirty (30) day extensions of the Contingency Period. Notice of the exercising of each of the extension periods shall be given at least ten (10) days prior to the end of the Contingency Period or the applicable extension period.

     4. SITE WORK. Seller shall construct at Seller's sole cost and expense coordinated on and off site improvements for the entire retail development of the shopping center, excluding the Property, in accordance with plans and specifications prepared by Seller and approved by Buyer and the City of Northglenn. Seller shall by the later of (a) thirty (30) days after the Effective Date, or (b) May 15, 1998, submit for Buyer's review and approval acceptable engineered grading, utilities and drainage plans sufficient for Buyer's use and incorporation in its site and building construction drawings ("CDs"). Seller's plans, specifications and construction scheduling shall be in accordance with the following conditions:

          4.1 Buyer's on site improvements outside of its Building Limit Line shall coordinate and be compatible in all respects to Seller's shopping center site plans; i.e., grading, drainage, parking, curbing, striping, asphalt paving, landscaping, irrigation, lighting, traffic circulation and safety signing. Buyer's plans shall provide for a minimum of five (5) parking spaces, including handicapped parking and customer load areas, per one thousand (1,000) square feet of retail area as calculated on one hundred forty-one thousand (141,000) square feet. Buyer's building area shall be within the "Building Limit Line" which is defined as (i) the outside curb face of any building perimeter sidewalk; and (ii) five (5) feet from all exterior walls, garden yard enclosures and truck wells in the absence of a perimeter sidewalk; and (iii) five (5) feet outside the drip line of all canopies, overhangs and covered area roof lines; and (iv) the distance customarily allowed by standard industry practices and applicable building codes where any exterior walls are abutted by an adjoining building.


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          4.2  Seller shall complete all on and off site improvements necessary for full ingress and egress through the shopping center from all planned access points on 104th Avenue and Melody Drive to the Property and completion of all on site improvements outside of Buyer's Property as necessary to prevent any delay of Buyer's receipt of an occupancy permit and Buyer's opening for business including but not limited to parking lot paving, striping, lighting, perimeter curb and gutter, all underground utility lines, site irrigation system, storm drainage, landscaping, driveways, sidewalks and any other required pedestrian amenities to provide Buyer's site with access and required support facilities. Seller shall complete all items in this Section thirty (30) days prior to Buyer opening for business, provided paved trucking access shall be completed to connect to Buyer's truck docks and on grade delivery area not less than ninety
(90) days prior to Buyer's scheduled store opening. Seller shall have the right to construct all other on site improvements for the balance of the shopping center on a phased basis, provided that Seller has completed the above improvements abutting Buyer's Property.

          4.3 Utilities and surface water drainage lines shall be stubbed to locations shown on Buyer's CDs at the Property lines by Seller as part of Seller's site work in accordance with Section 4.2 as follows: (i) electrical service - quantity and size of conduit as required by electrical utility company to supply Buyer's minimum electrical requirement of a 2000 amp, 480 volt, 3 phase, 4 wire primary service for exterior (surface or underground) transformer;
(ii) domestic water service adequate for 1" line; (iii) separate line for site irrigation; (iv) fire sprinkler line - 8" (detector check and PIV by Buyer); (v) telephone - (2) 4" conduits; (vi) sewer service - 6" line. Buyer shall pay Seller for all tap fees at the current rate charged by the City of Northglenn. All items in Section 4.3 to be completed in advance of the date required by Buyer's construction schedule.

          4.4 Buyer's building pad area shall be rough graded by Buyer to within 1/10 of one foot of finished subgrade elevation per Seller's site grading plan as approved by Buyer. Buyer shall be responsible for non-environmental soils conditions and soil stabilization related to the support of Buyer's building foundations.

          4.5 Seller shall deliver the area of the Property from the east line of the Property to a point 50 feet west of the westerly Building Limit Line of Buyer's store location for the full north/south dimension of the Property free of all demolished structures by the later of Buyer's receipt of its building permit or August 1, 1998. Seller shall deliver the balance of the Property by October 1, 1998. Buyer recognizes the fact that Seller must raze an existing building which is located on the parking lot area of the Property. It is the intent that Seller shall deliver the area of the Property described above in this Section 4.5 at the earlier time so that Buyer may construct its building while the existing building is being razed. It is recognized that the existing building may contain hazardous materials including asbestos and that Seller in its sole responsibility and cost shall remove all of the hazardous materials in the existing building before razing it together with any hazardous materials or contaminated soils that may be present in the ground after the demolished building is removed.

     5.   CLOSING.

          5.1 TIME FOR CLOSING; TERMINATION DATE. This sale shall be closed in the office of the Closing Agent within fifteen (15) days after all of Buyer's conditions precedent have been satisfied or waived by Buyer on a date mutually agreeable to Buyer and Seller. Buyer and Seller shall deposit in escrow with Closing Agent all instruments, documents and monies necessary to complete the sale in accordance with this Agreement. As used herein, "closing", "Closing", "Closing Date" or "date of closing" means the date on which all appropriate documents are recorded and proceeds of sale are available for disbursement to Seller. Funds held in reserve accounts pursuant to escrow instructions shall be deemed, for purposes of this definition, as available for disbursement to Seller. Buyer may not begin construction until after closing.


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          5.2  ACCEPTANCE OF EXCEPTIONS. Neither Seller nor Buyer shall be required to close, and the Deposit and all interest thereon shall be returned to Buyer, if any exception or item disapproved by Buyer as herein provided cannot be removed by the date of closing; provided, however, that Buyer may elect to waive any disapproved exceptions or items and close on the remaining terms. Notwithstanding the foregoing, Seller shall remove any defect or encumbrance attaching by, through or under Seller after the Effective Date of this Agreement. Exceptions to be discharged by Seller may be paid out of the purchase price at closing. If, at any time, Seller gives written notice to Buyer that it cannot or will not remove any title condition to which Buyer has given notice of objection, Buyer shall have ten (10) days either to terminate this Agreement or waive its objection.

          5.3 PRORATIONS; CLOSING COSTS. Taxes and assessments for the current year and utilities constituting liens shall be prorated as of the date of closing. Such proration shall be based upon a pro rata portion of the prior year's taxes based upon the land area of the Property compared to the area of the preceding year's tax parcel. Seller shall pay the standard portion of the premium for the title insurance policy, real estate excise, transfer and/or conveyance taxes, the cost of conveyance tax stamps, if any, and one-half of Closing Agent's escrow fee. Buyer shall pay the cost of recording the deed, one-half of Closing Agent's escrow fee and the difference in the cost of the premium between standard owner's and extended coverage.

          5.4  POSSESSION. Buyer shall be entitled to possession upon closing.

     6. CONVEYANCE OF TITLE. On closing, Seller shall execute and deliver to Buyer a special warranty deed conveying good and marketable title to the Property free and clear of any defects or encumbrances except for the lien of real estate taxes for the current calendar year not yet due and payable, those defects or encumbrances appearing on the preliminary commitment for title insurance that are approved by Buyer (the "Permitted Exceptions"), and other encumbrances or defects approved by Buyer in writing.

          As soon as available after closing, Seller shall provide to Buyer an ALTA owners policy of title insurance with extended coverage pursuant to the preliminary commitment, dated as of the closing date and insuring Buyer in the amount of the purchase price against loss or damage by reason of defect in Buyer's title to the Property subject only to the printed exclusions and general exceptions appearing in the policy form; any Permitted Exceptions; the exceptions specified in the preliminary commitment which Buyer has not disapproved of (or conditionally approved unless the condition has been satisfied) as provided herein; and real property taxes and assessments that are not delinquent.

     7. RISK OF LOSS: CONDEMNATION. Risk of loss of or damage to the Property shall be borne by Seller until the date of closing. Thereafter, Buyer shall bear the risk of loss. In the event of material loss of or damage to the Property prior to the date upon which Buyer assumes the risk, Buyer may terminate this Agreement by giving notice of such termination to Seller and Closing Agent, and such termination shall be effective and the Deposits and interest thereon shall be refunded ten (10) days thereafter; provided, however, that such termination shall not be effective if Seller agrees in writing within such ten (10) day period to restore the Property substantially to its present condition by the closing date.

          If the Property is or becomes the subject of a condemnation proceeding prior to closing, Buyer may, at its option, terminate this Agreement by giving notice of such termination to Seller, and upon such termination the Deposit and accrued interest shall be returned to Buyer and this Agreement shall be of no further force or effect; provided, however, that Buyer may elect to purchase the Property, in which case the total purchase price shall be reduced by the total of any condemnation award received by Seller. On closing, Seller shall assign to Buyer all Seller's rights in and to any future condemnation awards or other proceeds payable or to become payable by reason of any taking. Seller agrees to notify Buyer of eminent domain proceedings within five (5) days after Seller learns thereof.


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     8.   SELLER'S REPRESENTATIONS AND WARRANTIES. In addition to other representations herein, Seller represents and warrants to Buyer as of the date of closing that:

          8.1 Seller has full power and authority to execute this Agreement and perform Seller's obligations and duties hereunder;

          8.2 The Property is not subject to any leases, tenancies or rights of persons in possession;

          8.3 Neither the Property nor the sale of the Property violates any applicable statute, ordinance or regulation, nor any order of any court or any governmental authority or agency, pertaining to the Property or the use occupancy or condition thereof;

          8.4  Seller is unaware of any material defect in the Property;

          8.5 All persons and entities supplying labor, materials and equipment to the Property have been paid and there are no claims or liens, except for work in process or for which payment is not yet due, and except for bona fide disputes which Seller covenants that it shall cause the Closing Agent to waive its standard mechanic's lien exception;

          8.6 There are no currently due and payable assessments for public improvements against the Property and Seller is not aware of any local improvement district or other taxing authority having jurisdiction over the Property in the process of formation;

          8.7 The Property has legal access to all streets adjoining the Property;

          8.8 Seller has no reason to think that it may not have good and marketable title to the property;

          8.9 Seller is not a "foreign person" for purposes of Section 1445 of the Internal Revenue Code. Prior to closing, Seller shall execute and deliver to Closing Agent an affidavit in order to meet the Foreign Investment in Real Property Tax Act ("FIRPTA") requirements of I.R.C. # 1445; and

          8.10 Seller has not received notification of any kind from any agency suggesting that the Property is or may be targeted for a Superfund or similar type of cleanup. To the best of Seller's knowledge, neither the Property nor any portion thereof is or has been used (i) for the storage, disposal or discharge of oil, solvents, fuel, chemicals or any type of toxic or dangerous or hazardous waste or substance, (ii) as a landfill or waste disposal site, and (iii) does not contain any underground storage tanks. Seller hereby discloses that the existing mall structure, which will be demolished, contains asbestos and that a portion of the structure is located on a portion of the property that will become a portion of Buyer's parking lot. Seller covenants that all the asbestos shall be removed by a certified environmental contractor prior to the demolition. Seller also discloses that other areas of the shopping center have been affected by hazardous materials contamination and all required remediation will be performed. Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all loss, damage, claims, penalties, liability, suits, costs and expenses (including, without limitation, reasonable attorneys' fees) and also including without limitation, costs of remedial action or cleanup, suffered or incurred by Buyer arising out of or related to such asbestos and other contamination and any such use of the Property, or portion thereof, occurring prior to the conveyance to Buyer, about which Seller knew or reasonably should have known prior to Closing and did not disclose to Buyer.

     9. BUYER'S AUTHORITY. Buyer represents and warrants to Seller that at the date of execution hereof and at the date of closing Buyer, and the person signing on behalf of Buyer, has full power and authority to execute this Agreement and to perform Buyer's obligations hereunder.


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     10.  DEFAULT. If Seller defaults hereunder, Buyer may seek specific performance of this Agreement, damages or rescission and Buyer shall be entitled to return of the deposit with accrued interest, on demand. If Buyer defaults, the Deposit and accrued interest shall be forfeited to Seller as reasonable liquidated damages and as Seller's sole and exclusive remedy and upon payment thereof to Seller, Buyer shall have no further obligations or liability hereunder. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. If any party makes a written settlement offer pursuant to C.R.S. 13-17-202, subpart (1)(b) of that statute notwithstanding, which is not accepted by the other party, then if the amount recovered by such other party is less than the amount of the settlement offer the party making the settlement offer shall be considered the prevailing party.

     11. NOTICES. All notices, waivers, elections, approvals and demands required or permitted to be given hereunder shall be in writing and shall be personally delivered (by overnight courier service or other means of personal service) or sent by United States certified mail, return receipt requested, to the addressee's mailing address set forth on the signature page:

and, in the case of Buyer, a copy to:   William N. Moloney
                                        5711 NE Tolo Rd.
                                        Bainbridge Island, WA 98110

and, in the case of Seller, a copy to:  William S. Silverman
                                        Silverman & Riley, Attorneys at Law
                                        1601 Blake Street, Suite 310
                                        Denver, Colorado 80202

          Either party hereto may, by proper notice to the other, designate any other address for the giving of notice. Any notice shall be effective when personally delivered or, if mailed as provided herein, on the date of actual receipt.

     12. RECIPROCAL EASEMENT AGREEMENT/INTEGRATION INTO SHOPPING CENTER. If Buyer satisfies or waives the Feasibility Period contingencies, then, within ten
(10) days thereafter, Seller shall provide for Buyer's review a Reciprocal Easement Agreement (the "REA") for the entire shopping center for reciprocal vehicular and pedestrian ingress and egress over the common areas in the shopping center. It is a condition to Closing that the parties reach agreement on the REA within sixty (60) days after Buyer is provided a draft or by the closing date, whichever first occurs. The REA shall be executed by all required parties and shall be recorded as a condition of closing. The REA shall provide that the areas of the Property outside of the Building Limit Line described area shall be common area. The common area will be subjected to reasonable rules and regulations imposed by Seller subject to Buyer's reasonable approval. Seller will provide for the routine maintenance of the common area for the shopping center and Buyer will pay its pro rata share of the expense which shall include a 10% administrative charge. Seller shall also procure insurance for the common area and Buyer shall pay its pro rata share thereof except Buyer reserves the right to provide its own insurance coverage for the Property in lieu of the common area insurance coverage pertaining only to the Property and Seller and other parties designated by Seller shall be named as additional insured on Buyer's policy. Buyer's building exterior shall be of the same construction materials and architectural design concept as the exteriors of new buildings to be constructed in the shopping center as much as possible without compromising, in Buyer's sole and unfettered determination, Buyer's standard chain-wide identity colors, signage and architectural design features. The architectural theme or design details shall be harmonious in design with the new buildings as much as possible subject to the Buyer identity criteria above.


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     13.  USE AND NON-COMPETE. Seller and Buyer and the other parties to the REA shall agree on a list of obnoxious uses which shall not be permitted in the shopping center. Buyer shall agree in the REA that the Property shall be used as an Eagle Hardware & Garden store selling home improvement merchandise and related goods and services including but not limited to any item which is sold at any of the other existing or future Colorado front range Eagle stores. Buyer agrees that the Property will not be used for a movie theater or for the sale of popcorn. Seller shall be restricted from leasing or selling any part of the shopping center to any retail entity that (a) carries more than ten percent
(10%) of its inventory in any home improvement, garden, nursery and building materials products and any other related goods and services typically provided by Eagle; and (b) the square footage of their sales and storage area (building, yard, etc.) exceeds six thousand (6,000) square feet. This restriction on Seller shall apply only so long as Buyer is not in default on its obligations under the REA and only so long as the Property is being used primarily as an Eagle
Hardware store, or by a successor in essentially the same type of business. The presently existing Mervyns and Gart Sporting Goods stores shall be exempt from the above non-compete conditions. Buyer recognizes that the existing Gart Sporting Goods store will be relocating in connection with the redevelopment.

     14. NO NEGOTIATION WITH THIRD PARTY. From the effective date of the Letter of Intent between the parties dated April 14, 1998, Seller shall not negotiate nor commit to sell, lease or otherwise transfer the Property or any portion thereof to any other party as long as the parties are proceeding in good faith to perform under the Purchase Agreement. During the same time period, Buyer shall not negotiate for the purchase or lease of any other location within a five (5) mile radius of the Property. From the earliest date of signing of the Letter of Intent until the termination of this Agreement, these covenants shall be in full force and effect.

     15. GENERAL. This is the entire agreement of Buyer and Seller with respect to the matters covered hereby and supersedes all prior agreements between them, written or oral. This Agreement may be modified only in writing, signed by Buyer and Seller. Any waivers hereunder must be in writing. No waive of any right or remedy in the event of default hereunder shall constitute a waiver of such right or remedy in the event of any subsequent default. This Agreement is for the benefit only of the parties hereto and shall inure to the benefit of and bind the heirs, personal representatives, successors and assigns of the parties hereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. If the date for performance or giving notice under this Agreement is a Saturday, Sunday or banking holiday in Colorado, the date for performance or notice shall be extended until the next day that is not a Saturday, Sunday or banking holiday.

     16. SURVIVAL OF WARRANTIES. The terms, covenants, representations and warranties shall not merge in the deed of conveyance, but shall survive closing.

     17. BROKER'S FEE. All real estate commissions and/or broker's fees shall be payable by Seller at closing to Richard M. Sapkin of H. C. Properties, Ltd. (the "Broker"). Said commission and/or broker's fee shall be as agreed upon in a separate agreement between Seller and the Broker. Said agreement shall hold Buyer harmless from any obligation for payment of any and all real estate commissions and/or broker's fees and the conditions shall survive closing. Each party agrees to indemnify, defend and hold harmless the other party against any claims for broker's fees claimed to be owed through the broker's relationship with the indemnifying party.


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     18.  CONFIDENTIALITY. Each party agrees not to directly or indirectly, through agents or otherwise, provide any information about the Property and/or the sale of the Property or to discuss any of the terms of this Agreement and the timing of the project or any other items regarding the transaction with any other person or entity unless and until either party receives notice from the other party in writing that the transaction cannot be consummated. The foregoing notwithstanding, either party may provide information to its consultants, lenders and the City of Northglenn. Seller may show site plans to other prospective tenants at the shopping center which site plans show the Property and identifies Buyer, and Seller may disclose that the parties have entered into a contract and the anticipated opening date of Buyer's approximately 134,000 square foot store.

     19. REPURCHASE OF PROPERTY. If Buyer should voluntarily cease to operate its business and close its store and decides to sell the Property only (not as an ongoing business), Seller shall have the right of first refusal to match any bona fide offer from a third party to purchase the Property at a price agreed to by Buyer and the third party on the terms and conditions of such agreed to sale. Buyer agrees to provide such information to Seller promptly. Seller shall then have ten (10) days after receiving such information in which to exercise this right of first refusal and must do so in writing.

     20. EXHIBITS. Exhibits A, A1 and B attached hereto are incorporated herein as if fully set forth.

                    Exhibit A - Site Plan
                    Exhibit A1 - Plan of the Shopping Center
                    Exhibit B - Legal Description of the Property

     21. EFFECTIVE DATE. The later of the Buyer's signature date and the Seller's signature date, set forth below, shall be the "Effective Date" of this Agreement.

                                   BUYER:    EAGLE HARDWARE & GARDEN, INC.



                                             By: /s/ Paul B. Morris
                                                --------------------------------
                                             Typed name:  Paul B. Morris
     May 13            , 1998                Its:         Vice President
-----------------------
  Buyer's Signature date

                                             Address:     981 Powell Avenue S.W.
                                                          Renton, WA 98055

                                   SELLER:   JP NORTHGLENN LLC

     May 15             , 1998               By: /s/ Jordon Perlmutter
------------------------                        -------------------------------
  Seller's signature date                    Typed name:  Jordon Perlmutter
                                             Its:         Manager

                                             Address:     Jordon Perlmutter &
                                                          Company
                                                          1601 Blake Street
                                                          Suite 600
                                                          Denver, CO 80202-1329

                                      EXHIBIT A1

                                  BUYER'S SITE PLAN

                              (TO BE PROVIDED BY BUYER)


                                      EXHIBIT A1

                                      EXHIBIT A2

                                 SHOPPING CENTER PLAN

                              (TO BE PROVIDED BY BUYER)


                                      EXHIBIT A2

                                      EXHIBIT B

                           (LEGAL DESCRIPTION OF PROPERTY)



                      (TO BE ATTACHED BY SELLER UPON COMPLETION
                       OF ALTA/ACSM SURVEY OF BUYER'S PROPERTY)


                                      EXHIBIT B